Exhibit 11

[Letterhead of Richards, Layton & Finger]

September 30, 2011

SunAmerica Specialty Series

Harborside Financial Center

3200 Plaza 5

Jersey City, NJ 07311-4992

Ladies and Gentlemen:

Re: SunAmerica Specialty Series

We have acted as special Delaware counsel for SunAmerica Specialty Series, a Delaware statutory trust (the “Trust”), in connection with the matters contemplated herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The certificate of trust of the Trust, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 30, 2003, as amended and restated by an Amended and Restated Certificate of Trust, which was filed with the Secretary of State on February 26, 2010, as corrected by the Certificate of Correction of the Certificate of Trust of the Trust, which was filed with the Secretary of State on August 29, 2011 (as so corrected, the “Certificate of Trust”);

(b)	The Amended and Restated Declaration of Trust of the Trust, dated April 9, 2007, entered into by the trustees named therein, as amended by the Amendment thereto, dated as of February, 2010, and the Amended and Restated Schedule A to the Declaration of Trust, dated as of July 27, 2011 (the “Trust Instrument”);

SunAmerica Specialty Series

September 30, 2011

(c)	The Trust’s Registration Statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about the date hereof;

(d)	The By-Laws of the Trust, dated December 31, 2003 (the “By-Laws”);

(e)	Copies of certain resolutions (the “Resolutions”) adopted by the Trustees with respect to the approval of the Agreements (as defined below), including the issuance pursuant to the applicable Agreement of certain shares of beneficial interest of the Trust with respect to its SunAmerica Focused Alpha Growth Fund series and its SunAmerica Focused Alpha Large-Cap Fund series (each a “Share,” and collectively, the “Shares”), which Resolutions were attached to a certificate of the Secretary of the Trust, dated as of September 27, 2011;

(f)	A Form of the Agreement and Plan of Reorganizations identified on Exhibit A hereto (each an “Agreement” and collectively, the “Agreements”); and

(g)	A Certificate of Good Standing for the Trust, dated September 29, 2011, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Agreements, the Trust Instrument, the By-laws and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance

SunAmerica Specialty Series

September 30, 2011

with the Trust Instrument, the Resolutions and the applicable Agreement and as contemplated by the Registration Statement, (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Instrument, the Resolutions and the applicable Agreement and as contemplated by the Registration Statement, and (viii) all conditions precedent set forth in the Agreements shall have been satisfied at the time of the issuance of the Shares. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. The Shares of the Trust have been duly authorized and, when issued will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/JWP

EXHIBIT A

1) Agreement and Plan of Reorganization by the Trust with respect to its SunAmerica Focused Alpha Growth Fund series and SunAmerica Focused Alpha Growth Fund, Inc.

2) Agreement and Plan of Reorganization by the Trust with respect to its SunAmerica Focused Alpha Large-Cap Fund series and SunAmerica Focused Alpha Large-Cap Fund, Inc.